LIBERTY ALL-STAR EQUITY FUND

                            FUND MANAGEMENT AGREEMENT

FUND MANAGEMENT AGREEMENT dated November 1, 2001, between Liberty All-Star Equity Fund, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Company"), and Liberty Asset Management Company, a corporation organized under the laws of the State of Delaware ("Manager").

WHEREAS the Company has been organized by the Manager and will operate as an investment company registered under the Investment Company Act of 1940 ("Investment Company Act") for the purpose of investing and reinvesting its assets in securities pursuant to the investment objectives, policies and restrictions set forth in its Declaration of Trust, its By-Laws and its Registration Statement under the Investment Company Act and the Securities Act of 1933, all as heretofore amended and supplemented; and the Company desires to avail itself of the services, information, advice, assistance and facilities of the Manager and to have the Manager provide or perform for it various administrative, management and other services; and

WHEREAS the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and desires to provide services to the Trust in consideration of and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Company and the Manager agree as follows:

1. Employment of the Manager. The Company hereby employs the Manager to manage the investment and reinvestment of the Company's assets in the manner set forth in Section 2(B) of this Agreement, to administer its business and administrative operations as set forth in Section 2(A) of this Agreement, and to provide the other services set forth in Section 2 of this Agreement, subject to the direction of the Trustees and the officers of the Company, for the period, in the manner, and on the terms hereinafter set forth. The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

2. Obligation of and Services to be Provided by the Manager. The Manager undertakes to provide the services hereinafter set forth and to assume the following obligations:

A.  Corporate Management and Administrative Services.

(1) The Manager shall furnish to the Company adequate (a) office space, which may be space within the offices of the Manager or in such other place as may be agreed Upon from time to time, and (b) office furnishings, facilities and equipment as may be reasonably required for managing and administering the operations and conducting the business of the Company, including complying with the securities, tax and other reporting requirements of the United States and the various states in which the Company does business, conducting correspondence and other communications with the shareholders of the Company, and maintaining or supervising the maintenance of all internal bookkeeping, accounting and auditing services and records in connection with the Company's investment and business activities. The Company agrees that its shareholder servicing and record keeping, transfer agency and dividend disbursing services and certain of its fund accounting and record keeping services, the computing of net asset value and the preparation of certain of its records required by Section 31 of the Investment Company Act and the Rules thereunder are to be performed by Company's transfer and dividend disbursing agent, custodian, Portfolio Managers (as defined in paragraph 2(B)(3)) or other service providers, and that with respect to these services Manager's obligations under this Section 2(A) are supervisory in nature only.

(2) The Manager shall employ or provide and compensate the executive, administrative, secretarial and clerical personnel necessary to supervise the provision of the services set forth in subparagraph 2(A)(1), and shall bear the expense of providing such services, except as may otherwise be provided in Section 4 of this Agreement. The Manager shall also compensate all officers and employees of the Company who are officers or employees of the Manager.

B.  Investment Management Services.

(1) The Manager shall have overall supervisory responsibility for the general management and investment of the Company's assets and securities portfolio subject to and in accordance with the investment objectives and policies of the Company, and any directions which the Company's Trustees may issue to the Manager from time to time.

(2) The Manager shall provide overall investment programs and strategies for the Company, shall revise such programs as necessary and shall monitor and report periodically to the Trustees concerning the implementation of the programs.

(3) The Company intends to appoint one or more persons or companies ("Portfolio Managers"), each such Portfolio Manager to have full investment discretion and to make all determinations with respect to the investment and reinvestment of the portion of the Company's assets assigned to that Portfolio Manager and the purchase and sale of portfolio securities with those assets, all within the Company's investment objectives, policies and restrictions, and the Company will take such steps as may be necessary to implement such appointments. The Manager shall not be responsible or liable for the investment merits of any decision by a Portfolio Manager to purchase, hold or sell a security for the portfolio of the Company. The Manager shall advise the Trustees of the Company which Portfolio Managers the Manager believes are best suited to invest the assets of the Company; shall monitor and evaluate the investment performance of each Portfolio Manager employed by the Company; shall allocate and reallocate the portion of the Company's assets to be managed by each Portfolio Manager; shall recommend changes of or additional Portfolio Managers when appropriate; and shall coordinate the investment activities of the Portfolio Managers to ensure compliance with the Company's investment policies and restrictions and applicable laws, including the Investment Company Act and the Internal Revenue Code of 1986.

(4) The Manager shall render regular reports to the Company, at regular meetings of the Trustees, of, among other things, the decisions which it has made with respect to the allocation of the Company's assets among Portfolio Managers.

C. Provision of Information Necessary for Preparation of Securities Registration Statements. Amendments and Other Materials.

The Manager will make available and provide financial, accounting and statistical information concerning the Manager required by the Company in the preparation of registration statements, reports and other documents required by federal and state securities laws, and such other information as the Company may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the distribution of the Company's shares.

D.  Other Obligations and Services.

(l) The Manager shall make available its officers and employees to the Trustees and officers of the Company for consultation and discussions regarding the administration and management of the Company and its investment activities.

(2) The Manager will adopt a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Company with a copy of the code of ethics and evidence of its adoption. Within forty-five (45) days of the end of the last calendar quarter of each year while this Agreement is in effect, the President or a Vice President of the Manager shall certify to the Company that the Manager has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of the Manager's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Company, the Manager shall permit the Company, its employees or its agents to examine the reports required to be made by the Manager by Rule 17j-1(c)(1).

3. Execution and Allocation of Portfolio Brokerage Commissions. The Portfolio Managers, subject to and in accordance with any directions the Company may issue from time to time, shall place, in the name of the Company, orders for the execution of the Company's portfolio transactions. When placing such orders, the obligation of the Portfolio Managers shall be as provided in paragraph 5 of the form of Portfolio Management Agreement filed as Exhibit 6(b) to the Company's initial Registration Statement under the Investment Company Act and the Securities Act of 1933, a copy of which paragraph 5 is attached hereto as Exhibit A. The Manager will oversee the placement of orders by Portfolio Managers in accordance with paragraph 5 of their respective Portfolio Management Agreements and will render regular reports to the Company of the total brokerage business placed on behalf of the Company by the Portfolio Managers and the manner in which such brokerage business has been allocated.

4. Expenses of the Company. It is understood that the Company will pay all its expenses other than those expressly assumed by the Manager herein, which expenses payable by the Company shall include:

A.  Fees of the Manager;

B.  Expenses of all audits by independent public accountants;

C. Expenses of transfer agent, registrar, dividend disbursing agent and shareholder record keeping services (including reasonable fees and expenses payable to the Manager for such services);

D. Expenses of custodial services including fund accounting and record keeping services provided by the Custodian;

E. Expenses of obtaining quotations for calculating the value of the Company's net assets;

F. Salaries and other compensation of any of its executive officers and employees who are not officers, directors, stockholders or employees of the Manager or any of its affiliates;

G. Taxes levied against the Company and the expenses of preparing tax returns and reports;

H. Brokerage fees and commissions in connection with the purchase and sale of portfolio securities for the Company;

I. Organizational and offering expenses;

J. Costs, including the interest expense, of borrowing money;

K. Costs and/or fees incident to Trustee and shareholder meetings of the Company, the preparation and mailings of proxy material, prospectuses and reports of the Company to its shareholders, the filing of reports with regulatory bodies, the maintenance of the Company's legal existence, membership dues and fees of investment company industry trade associations, the listing (and maintenance of such listing) of the Company's shares on stock exchanges, and the registration of shares with federal and state securities authorities;

L. Legal fees and expenses (including reasonable fees for legal services rendered by the Manager or its affiliates), including the legal fees related to the registration and continued qualification of the Company's shares for sale;

M.  Costs of printing stock certificates representing shares of the Company;

N. Trustees' fees and expenses of Trustees who are not directors, officers, employees or stockholders of the Manager or any of its affiliates;

O. Its pro rata portion of the fidelity bond required by Section 17(g) of the Investment Company Act, or other insurance premiums;

P. Fees payable to federal and state authorities in connection with the registration of the Company's shares.

5. Activities and Affiliates of the Manager.

A. The services of the Manager to the Company hereunder are not to be deemed exclusive, and the Manager and any of its affiliates shall be free to render similar services to others. The Manager shall use the same skill and care in the management of the Company's assets as it uses in the administration of other accounts to which it provides asset management, consulting and portfolio manager selection services, but shall not be obligated to give the Company more favorable or preferential treatment vis-a-vis its other clients.

B. Subject to and in accordance with the Declaration of Trust and By-Laws of the Company and to Section 10(a) of the Investment Company Act, it is understood that Trustees, officers, agents and shareholders of the Company are or may be interested in the Manager or its affiliates as directors, officers, agents or stockholders of the Manager or its affiliates; that directors, officers, agents and stockholders of the Manager or its affiliates are or may be interested in the Company as trustees, officers, agents, shareholders or otherwise; that the Manager or its affiliates may be interested in the Company as shareholders or otherwise; and that the effect of any such interests shall be governed by said Declaration of Trust, By-Laws and the Investment Company Act.

6. Fees for Services: Compensation of Portfolio Managers. The compensation of the Manager for its services under this Agreement shall be calculated and paid by the Fund in accordance with the attached Exhibit B. The Manager will compensate the Portfolio Managers as provided in Exhibit B.

7. Liabilities of the Manager.

A. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Company or to any shareholder of the Company for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

B. No provision of this Agreement shall be construed to protect any Trustee or officer of the Company, or the Manager, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

8. Renewal and Termination.

A. This Agreement shall continue in effect until July 31, 2003, and shall continue from year to year thereafter provided such continuance is specifically approved at least annually by (i) the Company's Board of Trustees or (ii) a vote of a "majority" (as defined in the Investment Company Act) of the Company's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Trustees who are not "interested persons" (as defined in the Investment Company Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. The aforesaid requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act and the Rules and Regulations thereunder.

B.  This Agreement:

(a) may at any time be terminated without the payment of any penalty either by vote of the Trustees of the Company or by vote of a majority of the outstanding voting securities of the Company, on sixty (60) days' written notice to the Manager;

(b) shall immediately terminate in the event of its assignment (as that term is defined in the Investment Company Act); and

(c) may be terminated by the Manager on sixty (60) days' written notice to the Company.

C. Any notice under this Agreement shall be given in writing addressed and delivered or mailed postpaid, to the other party to this Agreement at its principal place of business.

9. No Personal Liability. Reference is hereby made to the Declaration of Trust dated August 20, 1986 establishing the Company, a copy of which has been filed with the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The name Liberty All-Star Equity Fund refers to the Trustees under said Declaration of Trust, as Trustees and not personally, and no Trustee, shareholder, officer, agent or employee of the Company shall be held to any personal liability hereunder or in connection with the affairs of the Company, but only the trust estate under said Declaration of Trust is liable under this Agreement. Without limiting the generality of the foregoing, neither the Manager nor any of its officers, directors, shareholders or employees shall, under any circumstances, have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any shareholder, Trustee, officer, agent or employee of the Company or of any successor of the Company, whether such liability now exists or is hereafter incurred for claims against the trust estate, but shall look for payment solely to said trust estate, or the assets of such successor of the Company.

10. Use of Name. The Company may use the name "Liberty All-Star" or a similar name only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the Manager's business as investment adviser. If this Agreement is no longer in effect, the Company (to the extent it lawfully can) will cease to use such name or any other name indicating that it is advised by or otherwise connected with the Manager. The Trust acknowledges that the Manager may grant the non-exclusive right to use the name "Liberty All-Star" to any other corporation or entity, including but not limited to any investment company of which the Manager or any subsidiary or affiliate thereof or any successor to the business or any thereof shall be an investment advisor.

11. Termination of Fund Management Agreement dated May 15, 1987, and amended August 1, 1997. Upon execution of this Agreement on behalf of the Company and the Manager, the existing Fund Management Agreement dated May 15, 1987, and amended August 1, 1997, shall terminate.

12. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13. Governing Law. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

LIBERTY ALL-STAR EQUITY FUND


                                  By: _________________________________
                                  Name: William J. Ballou
                                  Title: Assistant Secretary

LIBERTY ASSET MANAGEMENT COMPANY




                                  By: __________________________________
                                  Name: William R. Parmentier
                                  Title: President, Chief Executive Officer and Chief Investment Officer

                                    EXHIBIT A

5. Allocation of Brokerage. The Portfolio Manager shall have authority and discretion to select brokers and dealers to execute portfolio transactions initiated by the Portfolio Manager, and to select the markets on or in which the transaction will be executed.

A. In doing so, the Portfolio Manager's primary responsibility shall be to seek to obtain best net price and execution for the Fund. However, this responsibility shall not obligate the Portfolio Manager to solicit competitive bids for each transaction or to seek the lowest available commission cost to the Fund, so long as the Portfolio Manager reasonably believes that the broker or dealer selected by it can be expected to obtain a "best execution" market price on the particular transaction and determines in good faith that the commission cost is reasonable in relation to the value of the brokerage and research services (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934) provided by such broker or dealer to the Portfolio Manager viewed in terms of either that particular transaction or of the Portfolio Manager's overall responsibilities with respect to its clients, including the Fund, as to which the Portfolio Manager exercises investment discretion, notwithstanding that the Fund may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Fund a lower commission on the particular transaction.

B. Subject to the requirements of paragraph A above, the Fund Manager shall have the right to request that transactions giving rise to brokerage commissions, in an amount to be agreed upon by the Fund Manager and the Portfolio Manager, shall be executed by brokers and dealers that provide brokerage or research services to the Fund or the Fund Manager, or as to which an on-going relationship will be of value to the Fund in the management of its assets, which services and relationship may, but need not, be of direct benefit to the Fund Account. The Portfolio Manager shall not be responsible under paragraph A above with respect to transactions executed through any such broker or dealer.

C. The Portfolio Manager shall not execute any portfolio transactions for the Fund Account with a broker or dealer which is an "affiliated person" (as defined in the Act) of the Fund, the Portfolio Manager or any other Portfolio Manager of the Fund without the prior written approval of the Fund. The Fund will provide the Portfolio Manager with a list of brokers and dealers which are "affiliated persons" of the Fund or its Portfolio Managers.

                                    EXHIBIT B
                                   MANAGER FEE

For the corporate management and administrative services provided to the Company pursuant to Section 2(A) of this Agreement, the Company will pay to the Manager, on or before the 10th day of each calendar month, a monthly fee for the previous calendar month in the amount of l/12th of the following percentages of the average of the net asset values of the Company as of the close of the last business day of the New York Stock Exchange in each calendar week during the preceding calendar month: 0.20% of the first $400 million of such average net asset value; 0.18% of such average net asset value exceeding $400 million up to and including $800 million; 0.162% of such average net asset value exceeding $800 million up to and including $1.2 billion; and 0.146% of such average net asset value exceeding $1.2 billion.

For the investment management services provided to the Company pursuant to
Section 2(B) of this Agreement, the Company will pay to the Manager, on or before the 10th day of each calendar month, a monthly fee for the previous calendar month in the amount of l/12th of the following percentages of the average of the net asset values of the Company as of the close of the last business day of the New York Stock Exchange in each calendar week during the preceding calendar month: 0.80% of the first $400 million of such average net asset value; 0.72% of such average net asset value exceeding $400 million up to and including $800 million; 0.648% of such average net asset value exceeding $800 million up to and including $1.2 billion; and 0.584% of such average net asset value exceeding $1.2 billion.

Pursuant to Section 6 of this Agreement, the Manager will pay each Portfolio Manager a monthly fee in the amount of l/12th of 0.40% of the amount obtained by multiplying the Portfolio Manager's Percentage times such average net asset values of the Company on the foregoing dates up to $400 million; 0.36% of the amount obtained by multiplying the Portfolio Manager's Percentage times such average net asset value exceeding $400 million up to and including $800 million; 0.324% of the amount obtained by multiplying the Portfolio Manager's Percentage times such average net asset value exceeding $800 million up to and including $1.2 billion; and 0.292% of the amount obtained by multiplying the Portfolio Manager's Percentage times such average net asset value exceeding $1.2 billion.

"Portfolio Manager's Percentage" means the percentage obtained by dividing the average of the net asset values on the foregoing dates of the portion of the portfolio assets of the Company assigned to that Portfolio Manager by the average of the net asset values on such dates of the Company as a whole.

The foregoing fees shall be pro-rated for any month during which this Agreement is in effect for only a portion of the month.